WAIVER

WAIVER (this “Waiver”) dated as of August 30, 2007, with respect to the Credit Agreement referred to below, between The Shaw Group Inc. (the “Borrower”) and BNP Paribas, as administrative agent (in such capacity, the “Agent”) pursuant to authority granted by the Required Lenders.

Reference is made to the Credit Agreement dated as of April 25, 2005 among the Borrower, the “Guarantors” party thereto, the “Lenders” party thereto and the Agent (as amended by Amendment No. 1 dated as of October 3, 2005, Amendment No. 2 dated as of February 27, 2006, Amendment No. 3 dated as of June 20, 2006 and Amendment No. 4 dated as of October 13, 2006, and as modified and supplemented and in effect from time to time, the “Credit Agreement”). Capitalized terms used but not defined herein shall have their respective meanings under the Credit Agreement.

The Borrower and the Lenders have entered into a Waiver dated as of July 16, 2007 between the Borrower and the Agent (pursuant to authority granted by the Required Lenders) (the “Existing Waiver”), pursuant to which the Required Lenders waived compliance by the Borrower with the 45 day period set forth in Section 6.1(b) of the Credit Agreement, with respect to the furnishing by the Borrower of certain financial statements relating to its fiscal quarters ended February 28, 2007 and May 31, 2007. The Borrower has requested the Lenders to provide a further extension of the deadline for delivery of such financial statements under the Existing Waiver and has advised the Lenders that it expects to furnish such financial statements by November 30, 2007. The Borrower has also advised the Lenders that it will restate the financial statements furnished to the Lenders for the fiscal year ending August 31, 2006 (including each fiscal quarter in such fiscal year) and for the first fiscal quarter of 2007, and that the Borrower’s compliance with the financial covenants under the Credit Agreement during such periods is not expected to be affected by the restatement of such financial statements.

In recognition of the foregoing, solely with respect to the Borrower’s fiscal quarters ended February 28, 2007 and May 31, 2007, the Agent (acting with the written consent of the Required Lenders) hereby waives compliance by the Borrower with the 45 day period set forth in Section 6.1(b) of the Credit Agreement (as extended by the Existing Waiver); provided that the Borrower covenants and agrees to furnish to the Lenders its unaudited consolidated financial statements required under Section 6.1(b) of the Credit Agreement (and accompanied by the other certificates and information required under Sections 6.1(d), 6.1(k) and 6.1(l) of the Credit Agreement) by November 30, 2007. Solely with respect to the financial statements furnished to the Lenders for the fiscal year ending August 31, 2006 (including each fiscal quarter in such fiscal year) and for the first fiscal quarter of 2007, the Agent (acting with the written consent of the Required Lenders) hereby waives compliance by the Borrower with Section 6.1(a) and 6.1(b) of the Credit Agreement to the extent that such financial statements were not prepared in accordance with generally accepted accounting principles as in effect at such time.

The Borrower represents and warrants to the Lenders that, after giving effect to this Waiver, (i) no Default or Unmatured Default shall have occurred from the date of the Borrower’s most recent audited financial statements furnished pursuant to Section 6.1(a) to and including the date hereof and (ii) the Borrower does not believe that any Default or Unmatured Default will be revealed to have occurred during the fiscal year ending August 31, 2006 or during the first fiscal quarter of 2007 when its financial statements for such periods are restated.

This Waiver shall become effective upon (i) execution of one or more counterparts hereof by the Borrower and by the Agent pursuant to authority granted by the Required Lenders and (ii) payment by the Borrower of such fees and expenses as the Borrower shall have agreed to pay to any Lender or the Agent in connection herewith (including, without limitation, legal fees and expenses of counsel to the Agent); provided, that this Waiver shall cease to be in effect if (but only if) the Borrower (a) fails to furnish to the Lenders the financial statements, certificates and information referred to above by November 30, 2007 or (b) the restatement of the Borrower’s financial statements referred to above reveal that the Borrower failed to satisfy any financial covenant during the related period or if such restatement of the Borrower’s financial statements is not furnished to the Lenders by November 30, 2007.

This Waiver contains the final and complete integration of all prior expressions by the Borrower and the Lenders with respect to the subject matter hereof and shall constitute the entire agreement between the Borrower and the Lenders with respect to the subject matter hereof superseding all prior oral or written understandings (including the Existing Waiver). The substance of the waivers contained herein are limited precisely as written and shall not be deemed to be a waiver of any other provision of the Credit Agreement. Except as expressly provided herein, the Credit Agreement shall remain unchanged and in full force and effect. This Waiver may be executed in counterparts, and delivery of a counterpart signature page to this Waiver by facsimile shall be effective as delivery of an original manually executed counterpart of this Waiver. This Waiver shall be governed by and construed in accordance with the internal laws of the State of New York.

IN WITNESS WHEREOF, the parties hereto have caused this Waiver to be duly executed and delivered as of the day and year first above written.

THE SHAW GROUP INC.

By: /s/ Dirk J. Wild
Name: Dirk J. Wild
Title: Senior Vice President,
Chief Accounting Officer and
Interim Chief Financial Officer

AGENT:

BNP PARIBAS, as Agent

By:	/s/ Jordan Schweon

Name: Jordan Schweon Title: Managing Director
By:	/s/ Andrew Kirby

Name: Andrew Kirby

Title: Managing Director